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                                                                   Exhibit 12.A8

This announcement is neither an Offer to Purchase nor a solicitation of an offer to sell shares of Citizens First Financial Corp. common stock. The offer is made solely by the Offer to Purchase, dated October 31, 2000, and the related Letter of Transmittal, copies of which may be obtained from the Information Agent.

                         Citizens First Financial Corp.

                                    Offers to

                     Purchase for Cash up to 391,000 of its
                                  Common Stock

              At a Purchase Price Not Greater Than $17.00 Nor Less
                              Than $15.00 Per Share


           THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
               5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 1, 2000,
                          UNLESS THE OFFER IS EXTENDED.


           The Information Agent and Dealer Manager for the Offer is:

                        Sandler O'Neill & Partners, L.P.
                              2 World Trade Center
                                   104th Floor
                            New York, New York 10048

                                 (800) 635-6860